CREDIT SUISSE GROUP

INTERNATIONAL SHARE PLAN MASTER PLAN DOCUMENT

(AS ADOPTED ON JANUARY 31, 2002)

Section 1:	Introduction

1.1	Purpose

The Credit Suisse Group International Share Plan has been adopted by the Compensation and Appointments Committee of the Board of Directors (the “Group Compensation Committee”) of Credit Suisse Group (“CSG”) for the purpose of providing an incentive to key employees of the Group outside Switzerland to remain in the service of the Group and further aligning the interests of employees of the Group with the interests of the shareholders of CSG, and thereby maintaining and enhancing the overall long-term performance and profitability of the Group. Employees of the Group who are subject to Swiss taxation on employment income at the time they are awarded such incentives and who are ordinarily resident in Switzerland shall be covered by the Credit Suisse Group Swiss Share Plan, the terms of which are similar to the Credit Suisse Group International Share Plan.

1.2	Definitions

Certain capitalized terms used herein and in Supplements are defined in Section 7 hereof.

1.3	Master Plan Document; Supplements

(a)	Documents Forming Part of the Share Plan. The Share Plan consists of

(i)	this Master Plan Document, which was amended and restated and adopted by the Group Compensation Committee on January 31, 2002 and supersedes and replaces the version of the Master Plan Document approved by the Group Compensation Committee on January 25, 2001 (as from time to time amended or supplemented, the “Master Plan Document”), and

(ii)	supplements to this Master Plan Document (“Supplements”), including (x) supplements setting forth terms of the Share Plan applicable to Employees or groups of Employees of companies in a particular Business Unit that are in addition to or different from the terms set out in, but not inconsistent with the intent of, or (except as expressly approved by the Group Compensation Committee) more favorable to Participants than, this Master Plan Document (each such supplement, as from time to time amended, a “Business Unit Supplement”) and (y) supplements setting forth terms and conditions applicable to particular forms of Awards that are in addition to or different from the terms set out in, but not inconsistent with the intent of, or (except as expressly approved by the Group Compensation Committee) more favorable to Participants than, this Master Plan Document (each such supplement, as from time to time amended, an “Award Supplement”). Each Supplement has been or shall be adopted by the Group Compensation Committee.

(b)	Awards Covered by this Master Plan Document. The terms and conditions set forth in this Master Plan Document apply only to Awards granted pursuant to the Credit Suisse

Group International Share Plan on or after January 1, 2001. All awards granted under the Credit Suisse Group International Share Plan prior to January 1, 2001 shall continue to be governed by the Master Plan Document that was approved by the Group Compensation Committee on February 18, 2000.

Section 2:	Administration

2.1	Group Compensation Committee

The Group Compensation Committee shall have the sole and complete authority to exercise any authority under the Share Plan, subject to the applicable OGR, The Group Compensation Committee may delegate its authority hereunder to such person or persons as it deems appropriate, subject to the applicable OGR.

2.2	Legal Entity Compensation Committees

The Legal Entity Compensation Committee with responsibility for a particular Business Unit or Subsidiary shall have the power to

(i)	select the level and/or identity of Employees of companies in such Business Unit or of such Subsidiary to receive Awards and designate the forms of Awards and the number of Awards to be granted to each such Employee;

(ii)	amend the terms of any Business Unit Supplement or Award Supplement, subject to the approval of the Group Compensation Committee, to make the Share Plan more tax-effective for any Participant or group of Participants who are Employees of companies in such Business Unit or of such Subsidiary or to ensure compliance with local laws and regulations applicable to companies in such Business Unit or to such Subsidiary;

(iii)	adopt, alter, and repeat such administrative rules, guidelines, and practices governing the operation of the Share Plan with respect to Participants who are Employees of companies in such Business Unit or of Subsidiary as such Legal Entity Compensation Committee shall from time to time deem advisable;

(iv)	interpret the terms and provisions of the Share Plan as they apply to Participants who are Employees of companies in such Business Unit or of such Subsidiary; and

(v)	administer the Share Plan insofar as it applies to Participants who are Employees of companies in such Business Unit or of such Subsidiary, subject in all of the foregoing cases to the applicable OGR and to Section 2.1 hereof.

The responsible Legal Entity Compensation Committee may delegate its authority hereunder to such person or persons as it deems appropriate, subject to the applicable OGR.

2.3	Effect of Decisions

The decisions of the Board of Directors of CSG, the Group Compensation Committee, a Legal Entity Compensation Committee, the Executive Board or Operating Committee of any Business Unit, or any person or persons to whom any of the foregoing has delegated its authority hereunder with respect to the Share Plan or any Award shall be final, conclusive, and binding upon all parties including, but not limited to, Employees, Employers, and Participants. Such decisions are not required to be consistent with respect to different Employees. In the case of any conflicts or inconsistent decisions with respect to an individual Employee, the Group Compensation Committee shall have final and binding authority under the Share Plan. No member of the Board of Directors of CSG, the Group Compensation Committee, or any Legal Entity Compensation Committee (or any person to whom any such person has delegated authority hereunder) shall have any personal liability as a consequence of any action taken or not taken or any determination made in good faith by such person pursuant to the terms of the Share Plan or authority delegated to such person pursuant to the Share Plan.

Section 3:	Awards

3.1	Awards

The Share Plan provides for the grant to key employees of the Group of awards (“Awards”) that consist of or are linked to registered shares, per value CHF 3 per share, of CSG (“Registered Shares”) or other equity of CSG or equity of a Subsidiary or are in such other forms as may from time to time be approved by the Group Compensation Committee.

3.2	Award Supplements

Certain terms and conditions applicable to particular forms of Awards (including, where applicable terms providing for vesting) may be set out in an Award Supplement relating to such forms of Awards or in the applicable Award Letter.

3.3	Grant of Awards

(a)	Compensation Awards

(i)	Each year during the term of the Share Plan, commencing with annual compensation for 2000, Employers may award a portion of the total annual compensation of Employees designated by them by way of the grant of Awards to such Employees, with the portion of each Employee’s total annual compensation for any year to consist of such Awards to be calculated on the basis of the Share Compensation Table for such Employee’s Business Unit, as such table may from time to time be amended.

(ii)	If so provided in the applicable Business Unit Supplement, each year during the term of the Share Plan, commencing with annual compensation for 2000, each eligible Employee in such Business Unit who is at the level designated in the Business Unit Supplement may be permitted to elect to receive a percentage (as determined by senior management of the applicable Business Unit) of his or her prospective Incentive Performance Bonus for such year as Awards under this paragraph, subject to such terms and conditions as may be imposed by the responsible Employer. If the Employee receives Awards pursuant to paragraph (i) of this Section 3.3(a) for such year, any election made by such Employee pursuant to this paragraph (ii) for such year will be with respect to a portion of such Employee’s Incentive Performance Bonus that is in addition to the portion of such Employee’s Incentive Performance Bonus paid as Awards pursuant to paragraph (i) of this Section 3.3(a).

(iii)	Awards made pursuant to paragraph (i) or (ii) of this Section 3.3(a) are “Compensation Awards.” Compensation Awards shall be accounted for as part of an Employee’s total annual compensation for 2000 or any later year. Compensation Awards issued for any year shall be in such form or forms, be assigned such value or values, and have such terms (including terms providing for vesting) as are determined by the Group Compensation Committee, are consistent with this Master Plan Document and any applicable Supplement, and are notified to recipients.

(b)	Longevity Premium Awards. At the time an Employer makes Compensation Awards to Employees, such Employer may also, if doing so is provided for in the applicable Business Unit Supplement, award to Employees, in consideration for their performance of services in the future, a number of additional Awards determined as specified in the applicable Business Unit Supplement. Awards made pursuant to this Section 3.3(b) are “Longevity Premium Awards”. Longevity Premium Awards issued in respect of Compensation Awards for any year shall be in such form or forms, be assigned such value or values, and have such terms (including terms providing for vesting) as are determined by the Group Compensation Committee, are consistent with this Master Plan Document and any applicable Supplement, and are notified to recipients.

(c)	Special Awards. Employers may from time to time make Awards hereunder that are not Compensation Awards or Longevity Premium Awards and are made to such Employees, are in such forms, and have such terms not inconsistent with the terms of this Master Plan Document, any applicable Supplement, or any applicable Group policy on compensation, as may be approved by the responsible Legal Entity Compensation Committee or by the Chief Executive Officer of the applicable Business Unit acting in consultation with the chairman or another member of such Compensation Committee, or by such Chief Executive Officer acting alone if consistent with the approval authorities granted by such Compensation Committee. Awards made pursuant to this Section 3.3(c) are “Special Awards”.

Section 4:	Terms of awards in the Form of CSG Shares

4.1	Terms of Certain Awards

Terms and conditions applicable to Awards consisting of restricted Registered Shares or of Phantom Shares linked to Registered Shares (“CSG Share Awards”) are set forth in this Section 4. Terms and conditions specific to other forms of Awards are or will be set out in the Award Supplements relating thereto or in the applicable Award Letter.

4.2	Dividends and Dividend Equivalents

Except as otherwise set forth in a Business Unit Supplement or other Supplement or an Award Letter, upon any declaration of a dividend on actual Registered Shares, each Participant who holds a CSG Share Award consisting of a restricted Registered Share shall be entitled to receive such dividend and each Participant who holds a CSG Share Award linked to such Registered Share shall be entitled to receive an amount (a “Dividend Equivalent”) from his or her Employer equal to the amount per share of such dividend. Dividends and Dividend Equivalents shall be paid after deduction of any applicable statutory withholdings. In the case of a dividend declared and paid in cash, the corresponding Dividend Equivalent payable to any Participant shall be paid in cash, converted to the currency in which the Participant’s salary is normally paid at a spot exchange rate prevailing on the date on which the dividend was declared. In the case of a dividend paid in property, the corresponding Dividend Equivalent payable to any Participant shall be paid in kind (subject to compliance with all applicable securities or other laws) or, at the option of the Participant’s Employer or CSG, in cash in an amount equivalent to the fair market value of such property as determined by the Board of Directors of CSG. Dividend Equivalents payable pursuant to the foregoing shall be paid as soon as practicable after payment of the related dividend.

4.3	Settlement of Compensation Awards and Longevity Premium Awards

The Settlement of Compensation Awards and Longevity Premium Awards consisting of CSG Share Awards shall take place at the times set out below, or as otherwise set forth in an Award Letter relating thereto, subject, however, to Section 5.2.

(a)	Scheduled Settlement. In the event a Participant remains continuously employed by the Group through the fourth anniversary of the date of the grant of any Compensation Awards or Longevity Premium Awards for any year that are in the form of CSG Share Awards, Settlement of such Awards shall occur on or as promptly as practicable after such fourth anniversary (the “Scheduled Settlement Date” for such Awards).

(b)	Settlement Following Early Termination of Employment. In the event of the termination of a Participant’s employment prior to the Scheduled Settlement Date of Compensation Awards or Longevity Premium Awards granted for any year that are in the form of CSG Share Awards, Settlement of such Awards shall take place at the times and to the extent provided below.

(i)	Termination of Employment as a Consequence of Death, Disability, Normal Retirement, or a Termination of Employment by the Group without Cause. If such termination of employment occurs as a consequence of the Participant’s death, Disability, or Normal Retirement, Settlement of all Compensation Awards and all Longevity Premium Awards held by such Participant shall take place within 120 days of the date of such termination of employment. If such termination of employment consists of a termination of employment by the Group without Cause, Settlement of all Compensation Awards held by such Participant and, provided that such termination occurs on or after the third anniversary of issuance thereof, all Longevity Premium Awards held by such Participant shall take place within 120 days of the date of such termination of employment. In the event such termination without Cause occurs prior to the third anniversary of issuance of such Longevity Premium Awards, no settlement of such Awards shall take place at any time.

(ii)	Termination of Employment as a Consequence of Resignation (including Early Retirement).

(x)	Compensation Awards. If such termination of employment occurs as a consequence of the Participant’s resignation (including Early Retirement), then:

(A)	If such resignation occurs less than one year after the grant of Compensation Awards for any year,

(1)	Settlement of 25% of such Compensation Awards held by such Participant shall take place within 120 days of the date of termination of employment.

(2)	Settlement of an additional 25% of such Compensation Awards held by such Participant shall take place within 120 days of the first anniversary of the grant of such Awards, subject to his or her continuously complying with the Settlement Conditions through such first anniversary. In the event such Participant does not comply with the Settlement Conditions through such first anniversary, no Settlement of any additional Compensation Awards shall take place at any time.

(3)	Settlement of the remaining 50% of such Compensation Awards held by such Participant shall take place within 120 days of the second anniversary of the grant of such Awards, subject to his or her continuously complying with the Settlement Conditions through such second anniversary. In the event such Participant does not comply with the Settlement Conditions through such second anniversary, no

Settlement of any additional Compensation Awards shall take place at any time.

(B)	If such resignation occurs one year or more but less than two years after the grant of Compensation Awards for any year,

(1)	Settlement of 50% of such Compensation Awards held by such Participant shall take place within 120 days of the date of termination of employment.

(2)	Settlement of the remaining 50% of such Compensation Awards held by such Participant shall take place within 120 days of the second anniversary of the grant of such Awards, subject to his or her continuously complying with the Settlement Conditions through such second anniversary. In the event such Participant does not comply with the Settlement Conditions through such second anniversary, no Settlement of such Compensation Awards shall take place at any time.

(C)	If such resignation occurs two years or more after the grant of Compensation Awards for any year (but prior to the Scheduled Settlement Date for such Awards), Settlement of all such Compensation Awards held by such Participant shall take place within 120 days of the date of termination of employment.

(y)	Longevity Premium Awards. If such termination of employment occurs as a consequence of the Participant’s resignation (including Early Retirement), then:

(A)	If such resignation occurs less than three years after the grant of Longevity Premium Awards for any year, no Settlement of any such Longevity Premium Awards held by such Participant shall take place at any time, except that, in the case of an Early Retirement, Settlement of all such Longevity Premium Awards held by such Participant shall take place within 120 days of the third anniversary of the grant of such Awards, subject to his or her continuously complying with the Settlement Conditions through such third anniversary. In the event such Participant who took Early Retirement does not comply with the Settlement Conditions through such third anniversary, no Settlement of any Longevity Premium Awards shall take place at any time.

(B)	If such resignation occurs three years or more after the grant of Longevity Premium Awards for any year (but prior to the Scheduled Settlement Date for such Awards), Settlement of all such Longevity Premium Awards held by such Participant shall take place within 120 days of the date of termination of employment.

(iii)	Termination of Employment with Cause. If such termination of employment consists of a termination by the Group with Cause, or, anything else herein to the contrary notwithstanding, if the Executive Board or Operating Committee of the applicable Business Unit determines that at any time prior to the termination of a Participant’s employment such Participant engaged in conduct that would have been grounds for terminating his or her employment for Cause, Settlement of such Participant’s Compensation Awards and Longevity Premium Awards shall take place if and to the extent provided below.

(v)	In the event that such termination of employment for Cause is deemed to have occurred prior to the grant of Compensation Awards or Longevity Premium Awards for any year, no Settlement of such Compensation Awards or Longevity Premium Awards held by such Participant shall take place at any time.

(w)	In the event that such termination of employment for Cause occurs (or is deemed to have occurred) less than one year after the grant of Compensation Awards and Longevity Premium Awards for any year, Settlement of 25% of such Compensation Awards held by such Participant shall take place on or as promptly as practicable after the Scheduled Settlement Date for such Awards. No Settlement of the remaining 75% of such Compensation Awards, or of any such Longevity Premium Awards, shall take place at any time.

(x)	In the event that such termination of employment for Cause occurs (or is deemed to have occurred) one year or more but less than two years after the grant of Compensation Awards and Longevity Premium Awards for any year, Settlement of 50% of such Compensation Awards held by such Participant shall take place on or as promptly as practicable after the Scheduled Settlement Date for such Awards. No Settlement of the remaining 50% of such Compensation Awards, or of any such Longevity Premium Awards, shall take place at any time.

(y)	In the event that such termination of employment for Cause occurs (or is deemed to have occurred) two years or more but less than three years after the grant of Compensation Awards and Longevity Premium Awards for any year, Settlement of 75% of such Compensation Awards held by such Participant shall take place on or as promptly as practicable after the Scheduled Settlement Date for such Awards. No Settlement of the remaining 25% of such Compensation Awards, or of any such Longevity Premium Awards, shall take place at any time.

(z)	In the event that such termination of employment for Cause occurs (or is deemed to have occurred) three years or more after the grant of Compensation Awards and Longevity Premium Awards for any year (but prior to the Scheduled Settlement Date for such Awards), Settlement of 100% of such Compensation Awards and Longevity Premium Awards held by such Participant shall take place on or as promptly as practicable after the Scheduled Settlement Date for such Awards.

For purposes hereof, (x) in the event that the Executive Board or Operating Committee of the applicable Business Unit determines that at any time prior to the termination of employment a Participant engaged in conduct that would have been grounds for terminating his or her employment for Cause, such Participant’s employment shall be deemed to have been terminated with Cause effective as of the date on which the events giving rise to “Cause” first occurred, and (y) in the event that any Participant who terminates his or her employment with the Group does not provide the Group with the period of notice of such termination required by any employment contract, agreement, arrangement, or policy applicable to such Participant, such Participant’s employment shall, anything else herein to the contrary notwithstanding, be deemed to have been terminated with Cause effective as of the date on which such Participant terminated his or her employment.

4.4	Settlement of Special Awards

Settlement of Special Awards in the form of CSG Share Awards shall take place on the schedule and subject to the terms and conditions set out above or as otherwise specified in the Award Letter relating thereto.

4.5	Additional Provisions Regarding Settlement Following Termination of a Participant’s Employment Prior to Scheduled Settlement Date by Employer for Cause

Anything else in the Share Plan or an Award Letter to the contrary notwithstanding, in the event of the termination of a Participant’s employment for Cause, the Employer of such Participant may, at its option, in the case of any Awards held by such Participant that are in the form of CSG Share Awards, cancel such Awards and in substitution therefor (x) credit to a notional account in the name of such Participant (the “Account”), at the time of such termination or on such date thereafter as it chooses, a number of the Registered Shares to which such CSG Share Awards relate equal to the number of Registered Shares the Participant would have been entitled to receive had Settlement of such Awards occurred at the time of his or her termination or on such later date on which the Account is established, and (y) deliver to the Participant, on or as promptly as practicable after the Scheduled Settlement Date of such Participant’s Awards, in full satisfaction of its obligations hereunder and in connection herewith, such Registered Shares credited to the Account (the “Account Shares”) or such lesser number of such Account Shares as is derived by multiplying the number of Account Shares by a fraction the numerator of which is the aggregate Swiss franc value of the Account Shares at the time of establishment of the Account and the denominator of which is the aggregate Swiss franc value of the Account Shares on the Scheduled Settlement Date, the balance (if any) of such Account Shares to be released to the Employer or its designee.

4.6	Consideration Receivable upon Settlement of an Award

(a)	Upon the Settlement of a CSG Share Award consisting of a restricted Registered Share, all restrictions on the transfer thereof pursuant to Section 5.4 hereof shall be deemed to have lapsed and upon the Settlement of a CSG Share Award consisting of a Phantom Share, the Employer of such Participant shall, provided that the holder has opened an account for this purpose at the Group or at such institution as the Group may have designated, deliver to the holder thereof or to a nominee on behalf of such holder, by book entry, one actual Registered Share that is not subject to such transfer restrictions; or Settlement of an Award shall otherwise take place in the manner provided in the Award Letter relating thereto, in the applicable Business Unit Supplement, or in the applicable Award Supplement.

(b)	Registered Shares transferred to a Participant upon the Settlement of CSG Share Awards may or may not be registered under the United States Securities Act of 1933, as amended (the “Securities Act”), and, if not so registered, shall not be permitted to be resold, offered for resale, or otherwise transferred unless such resale or other transfer takes place

(i)	outside the United States in an offshore transaction in accordance with Rule 904 of Regulation S under the Securities Act,

(ii)	pursuant to an exemption from registration provided by Rule 144 under the Securities Act (if applicable),

(iii)	with an opinion of counsel satisfactory to CSG or its designee that such transfer may otherwise properly be made without registration under the Securities Act, or

(iv)	pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Notwithstanding anything herein to the contrary, no Registered Shares shall be issued or delivered to any Participant pursuant to the Share Plan if CSG determines in good faith that the issuance or delivery of such Registered Shares would violate applicable law of any jurisdiction or the rules or regulations of any exchange on which Registered Shares or the other Underlying Shares are traded.

4.7	Adjustments

(a)	Stock Splits, Partial Repayment of Capital, etc. In the event of a material change in the outstanding number or kind of Registered Shares by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares, options or rights offering at a price substantially below fair market value, or similar event, or in the event the shareholders of CSG determine to reduce the nominal value of outstanding Registered Shares and repay a corresponding amount per share (each a “Corporate Change”), the Group Compensation Committee shall, subject to any required action of the Board of Directors, make such substitution or adjustment as to the number or kind of Registered Shares or other securities issuable upon the Settlement of Awards that are CSG Share Awards hereunder, or shall make such cash payments, subject to the same conditions as were applicable to the corresponding Award prior to such adjustment, as necessary to provide that, in the reasonable judgment of the Group Compensation Committee, the consideration receivable by Participants upon Settlement of their Awards following such Corporate Change shall be of equivalent value to the consideration receivable by Participants upon Settlement of their Awards prior to such Corporate Change. Any such determination by the Group Compensation Committee shall be final, binding, and conclusive on the Participants.

(b)	No Fractional Shares. No fractional CSG Share Awards shall be awarded and no fractional Registered Shares shall be issued upon the Settlement of Awards.

4.8	Change in Control

(a)	In the event a transaction which gives effect to a Change in Control of CSG shall occur, (x) the Share Plan shall continue in effect subject to the terms hereof and (y) CSG Share Awards that consist of or are linked to Registered Shares and are outstanding hereunder shall continue in effect in accordance with their respective terms and each CSG Share Award shall, at the election of the Board of Directors of CSG, either

(i)	immediately before such Change in Control transaction be converted into a Registered Share, or

(ii)	within 60 days following consummation of such Change in Control transaction, be converted into, in lieu of the consideration otherwise provided herein, the same number and kind of stock, securities, cash, property, or other consideration that each holder of a Registered Share was entitled to receive in the Change in Control (the “Transaction Consideration”) in respect of a Registered Share or cash in an amount, or indebtedness of CSG with a principal amount, equal to the fair value of such consideration, or any combination of the foregoing, in each case as determined by the Group Compensation Committee in its sole discretion, or

(iii)	depending on the form of an Award, be converted into an option, a Phantom Share, or another form of Award that provides the Participant with the opportunity to receive the Transaction Consideration, provided that Transaction Consideration so received with respect to any Awards shall be subject to the same conditions as were applicable to the Awards so converted (with any cash consideration being retained by the Group until the lapse of the conditions applicable thereto).

Notwithstanding the foregoing, the Board of Directors of CSG may, in its sole discretion, choose to accelerate the lapse of Settlement Conditions and/or Settlement of all CSG Share Awards held by Participants if the Board of Directors determines that such acceleration, lapse of Settlement Conditions, and/or Settlement of such Awards would be in the best interests of the Group and the Participants.

(b)	For purposes hereof, in the event of a transaction which gives effect to a Change in Control of CSG, the consideration that a holder of a Registered Share shall be deemed to receive shall be equal to the kind and amount of consideration, as determined by the Group Compensation Committee, paid by the Acquiring Person in the transaction which resulted in the Change in Control (which, in the event that the Acquiring Person shall have made an offer to all holders of Registered Shares either pursuant to the current Swiss Codex on takeovers or the Swiss Stock Exchange Act shall be the purchase price paid for such shares pursuant to such offer).

(c)	In the event a transaction shall occur with respect to a Subsidiary that would constitute a Change in Control of CSG if such transaction had occurred with respect to CSG, the Group Compensation Committee may, in its sole discretion, choose to accelerate the lapse of Settlement Conditions and/or Settlement of all CSG Share Awards held by Participants who are (or were at time of the termination of their employment) Employees of such Subsidiary (or of subsidiaries of such Subsidiary).

(d)	In the event that

(i)	a Participant’s employment with the Group is terminated by the Group without Cause or

(ii)	a Participant terminates his employment with the Group (other than in circumstances in which such Participant’s employment could have been terminated by the Group for Cause),

in either of (i) or (ii) within one year after a Change in Control of CSG, then the Group Compensation Committee shall accelerate the lapse of all Settlement Conditions and/or Settlement of all Awards (including Awards in addition to CSG Share Awards that are subject to Settlement Conditions) held by such Participant.

4.9     Distribution from Trust to Participants

At its unrestricted discretion, the Group may

(i)	contribute property to any trust for the benefit of employees of the Group and

(ii)	procure that the trustee of any trust created for the benefit of employees then or formerly employed by the Group transfers Registered Shares, dividends on Registered Shares or Dividend Equivalents, or property becoming receivable under an Award on a Change in Control Transaction, to a Participant in satisfaction and discharge of that Participant’s right to receive such Registered Shares, dividends on Registered Shares or Dividend Equivalents, or property becoming receivable on a Change in Control Transaction, pursuant to one or more of his or her Awards. In the event that the trustee of any such trust makes such a transfer of such Registered Shares, payment of dividends on Registered Shares or Dividend Equivalents, or property becoming receivable on a Change in Control, then, to the extent of that transfer, the affected Participant’s claims to such Registered Shares, dividends on Registered Shares or Dividend Equivalents, or property becoming receivable in a Change in Control Transaction shall be fully and completely satisfied and he or she shall have no outstanding claim thereto against the Group. Any such transfer from such a trust shall be subject to any withholding determined upon and made by the trustee or the applicable Legal Entity Compensation Committee of or from any Registered Shares or other property receivable by a Participant on such a transfer to enable the trustee to pay any income or social security taxes arising in respect of the Participant’s entitlement to such Registered Shares or other property.

Section 5:     Terms Applicable to all Forms of Awards

5.1                Terms Applicable to All Forms of Awards

The following terms apply to all Awards issued under the Share Plan, except as otherwise expressly provided in a Supplement or in the Award Letters relating thereto.

5.2                Additional Condition to Vesting and Settlement

Anything else herein or in a Supplement to the contrary notwithstanding, it will be an additional condition to the vesting (if applicable) and Settlement of a Compensation Award, Longevity Premium Award, or Special Award that the holder of the Award not, at any time prior to the date on which vesting or Settlement thereof is otherwise required to take place:

(a)	directly or indirectly disclose any secret, confidential, or proprietary information that belongs to or concerns the Group or that such holder learned by reason of his or her association with the Group or directly or indirectly use any such information to the detriment of the Group or the applicable Business Unit, as determined by the Executive Board or Operating Committee of the applicable Business Unit in good faith; or

(b)	willfully engage in any other conduct that is materially detrimental to the Group or the applicable Business Unit, as determined by the Executive Board or Operating Committee of the applicable Business Unit in good faith.

5.3                Reversion of Awards

In all cases in which the vesting of Awards subject to vesting ceases or the Settlement of Awards is not specifically provided for hereunder, in a Supplement, or in the applicable Award Letter, such Awards shall revert to the Group and the Participant shall have no further rights with respect thereto.

5.4                Restrictions on Transfer

No Award shall be assignable, pledgeable, or transferable, and no right or interest of any Participant in any Award shall be subject to any lien, obligation, liability, or other such encumbrance of the Participant, except by will or the laws of descent and distribution. Notwithstanding the foregoing, a Participant may assign or transfer his or her rights with respect to any or all of the Awards owned by such Participant to a trust, limited liability company, or partnership of which all of the beneficiaries, members, or partners are the transferring Participant or members of his or her immediate family, subject to compliance with all applicable tax, securities, and other laws; provided that notwithstanding the foregoing, no such transfer shall be effective to bind the Group unless the Group Compensation Committee shall have been furnished with

(a)	written notice thereof and with a copy of such evidence as the Group Compensation Committee or its designee may deem necessary to establish the validity of the transfer and

(b)	an agreement by the transferee to comply with all the terms and conditions of the Awards that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Award;

and, provided further that the Group may prohibit any such assignment or transfer if it shall determine (based on the advice of counsel) that the assignment or transfer could result in the occurrence of a taxable event in respect of any Award.

5.5                Application of Consideration Received upon Settlement

The Group shall have the right to apply the actual Registered Shares receivable by a Participant upon Settlement of a Phantom Share (or upon the exercise of an option after Settlement), or to sell such Registered Shares and apply the proceeds of such sale, to any obligations of such Participant to his or her Employer, or to any other entity that is part of the Group, arising in connection with or relating to the Share Plan. The Group shall have the right to apply any cash, securities, or other consideration otherwise receivable by a Participant upon or after Settlement of any Award (or the proceeds thereof) to any obligations of such Participant to his or her Employer, or to any other entity that is part of the Group, arising in connection with or relating to the Share Plan.

5.6                Withholding

The Group shall have the right (jointly and severally) on behalf of any Participant to apply any Registered Shares or other consideration held or receivable or received by such Participant upon or after Settlement of his or her CSG Share Awards, or to sell such Registered Shares or other consideration and apply the sale proceeds, or to apply any cash, securities, or other consideration otherwise payable to such Participant upon Settlement of such Participant’s Awards (or the proceeds thereof), to any statutory withholdings with respect to the proceeds of such Settlement and for which the Participant has not separately provided.

5.7                Currency Facilities

A Business Unit may provide facilities to its Employees who are Participants in order to enable them to protect the value of their CSG Share Awards or other Awards from fluctuations in currency or movements between the currency in which such Awards are denominated and the designated currency of such facility.

5.8	Shareholder Rights

No holder of a CSG Share Award (other than a CSG Share Award in the form of an actual Registered Share) or other Award shall have any rights of a shareholder of CSG or any Subsidiary. Holders of actual Registered Shares received upon Settlement of CSG Share Awards shall have all rights of shareholders as to such Shares.

Section 6:	General Provisions

6.1	No Right to Awards or to Employment

No person shall have any claim or right to be granted an Award. Awards are granted at the unrestricted discretion of the Group and the grant of an Award shall not be construed as giving a Participant an entitlement to any future same, similar, or other Awards for any later year or period. No Participant shall have a right or claim of whatever nature to any Award unless and until the Group determines at its unrestricted discretion to make an Award, and communicates details of that Award, to the affected Participant. No Award made during or In respect of a year or period shall constitute salary or recurrent compensation receivable in that or any later year or period, or as contractual compensation to be taken into account in the determination of employment-related benefits or provision. The Group expressly reserves the right at any time to dismiss a Participant free from any liability, or any claim under the Share Plan, except as expressly provided herein or in any Award Letter or other agreement entered into with respect to an Award.

6.2	Construction of the Share Plan

(a)	Governing Law. To provide for consistent application of the Share Plan to all Participants, the Share Plan shall in all cases be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed and to be performed in that state (without regard to conflicts of law principles thereof.

(b)	Amendment, Suspension, or Termination of Share Plan. The Group Compensation Committee may amend, suspend, or terminate the Share Plan (including any Supplement) or any portion hereof at any time without shareholder approval.

(c)	Amendment, Modification, or Termination of Awards. If approved by the responsible Legal Entity Compensation Committee, any Award made under the Share Plan may be made in such form or on such terms or conditions (whether or not approved by any tax or other authority), in order to secure beneficial tax treatment for Participants, as such Legal Entity Compensation Committee may determine in light of a full analysis presented thereto on the effects on the Employer and the Group of such proposed terms. An Employer may, with the approval of the responsible Legal Entity Compensation Committee, amend, modify, or terminate any outstanding Award with the Participant’s consent at any time prior to the Settlement of such Award or may, with approval of the Executive Board or Operating Committee of the applicable Business Unit, permit accelerated Settlement of an Award upon the occurrence of a taxable event with respect thereto, to the extent that the Registered Shares receivable upon such Settlement (or the proceeds thereof), or the cash, securities, or other consideration otherwise payable upon Settlement of any such Award (or the proceeds thereof) are applied to the resulting tax liability. CSG or an Employer may, with the approval of the responsible Legal Entity Compensation Committee, accelerate the Settlement of any Award at any time upon notice to the holder thereof if such Committee determines that doing so Is necessary or desirable for liquidity management or corporate tax planning purposes.

6.3	Award Letters

Each grant to a Participant of an Award under the Share Plan shall be evidenced by a letter (an “Award Letter”) informing such recipient of the Awards granted him or her and the form, terms, and aggregate number thereof, incorporating by reference the terms of the Share Plan (including all applicable Supplements), and setting forth such specific provisions, not inconsistent with the terms of the Share Plan (Including all applicable Supplements), as the responsible Legal Entity Compensation Committee may deem appropriate in its discretion or which may be required for the intended tax treatment. Each Award Letter shall provide that, by accepting the Awards being granted thereunder, the Participant agrees to be bound by all applicable provisions of the Share Plan (including this Master Plan Document and all applicable Supplements) and such Award Letter, including any consent to any jurisdiction and arbitration provisions set out therein. An Award Letter may specify conditions to the vesting of an Award and restrictions on the Settlement of an Award in addition to those set out in the Share Plan.

6.4	Participants as Unsecured Creditors

The Group shall not establish any separate or special fund or make any other segregation of assets to assure the payment of amounts under the Share Plan, and rights to payment with respect to Awards hereunder shall be no greater than those of the Group’s (including any Employer’s) unsecured, general creditors.

6.5	Transfers upon Death/Beneficiary Designations

Each Participant under the Share Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any Award under the Share Plan is to be transferred or by whom any right under the Share Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Group Compensation Committee or its designee and will be effective only when filed by the Participant in writing with the Group Compensation Committee or its designee during his or her lifetime. In the absence of any such designation, Awards outstanding at the Participant’s death shall be transferred to the Participant’s heirs or estate by the laws of descent and distribution. Notwithstanding the foregoing, no transfer by beneficiary designation or by will or the laws of descent and distribution shall be effective to bind the Group unless the Group shall have been furnished with

(a)	written notice thereof and with a copy of the will and/or such evidence as the Group Compensation Committee or its designee may deem necessary to establish the validity of the transfer and

(b)	an agreement by the transferee to comply with all the terms and conditions of the Awards that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Award.

Thereafter, the term “Participant” as used in the Share Plan, shall be deemed to include a Participant’s transferees pursuant to this Section 6.5.

6.6	Effective Date

The Share Plan shall be effective as of January 1, 2002.

Section 7:	Definitions

“Award” has the meaning ascribed thereto in Section 3.1.

“Award Letter” has the meaning ascribed thereto in Section 6.3.

“Award Supplement” has the meaning ascribed thereto in Section 1.3(a).

“Business Unit” means each of the business units through which the Group operates its banking and/or insurance business, namely (as of January 1, 2002) the Credit Suisse First Boston and the Credit Suisse Financial Services business units, and the Group Corporate Center, any successor to or replacement of any of the foregoing business units; and each other business unit of the Group as may from time to time be established.

“Business Unit Supplement” has the meaning ascribed thereto in Section 1.3(a).

“Cause” means, in the case of any Participant,

(i)	such Participant’s willful misconduct or gross negligence in the performance of his or her duties or the willful and continued failure or refusal of such Participant to perform any duties reasonably requested in the course of his or her employment (other than a failure resulting from his or her Disability); or

(ii)	fraud, dishonesty, or any other improper conduct engaged in by such participant that causes, or has the potential to cause, harm to the Group (including CSG and any subsidiary thereof) or its business or reputation, including, without limitation, violation by such Participant of any policies of the Group applicable to him or her, violation by such Participant of laws, rules, or regulations applicable to such Participant, criminal activity, habitual drunkenness, or use of illegal drugs; or

(iii)	the violation by such Participant of any provision of the Share Plan or any Award Letter applicable to him or her or the engaging in by such Participant of a

Competitive Activity or a Soliciting Activity during his or her employment with the Group or a failure by such Participant to give notice of a resignation as required by any applicable contract, agreement, or policy.

“Change in Control” means, with respect to CSG:

(i)	any person (as such term is used in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934, as amended) (an “Acquiring Person”) becomes the beneficial owner (as such term is defined for purposes of Swiss law), directly or indirectly, of securities of CSG representing more than 33-1/3% of the combined voting power of CSG’s then outstanding securities, other than beneficial ownership by CSG, any employee benefit plan of CSG, or any person or entity organized, appointed, or established pursuant to the terms of any such benefit plan;

(ii)	the consummation of a merger or consolidation involving CSG or the sale of substantially all of the assets of CSG to one or more corporations, in any case other than with or to a corporation 50% or more of which is controlled by, or is under common control with, CSG, and except for any such merger or consolidation as a result of which shareholders of CSG immediately prior to such transaction continue to own securities representing a majority of the voting power of the surviving entity in such transaction; or

(iii)	during any two-year period, individuals who at the date on which the period commences constitute a majority of the Board of Directors of CSG cease to constitute a majority thereof for any reason; provided, however, that a director who was not a director at the beginning of such period shall be deemed to have satisfied the two-year requirement if such director was nominated or elected by, or on the recommendation of, at least two-thirds of the directors who were directors at the beginning of such period (either actually or by prior operation of this provision), other than any director who is so approved in connection with any actual or threatened contest for election to positions on the Board of Directors.

“Compensation Award” has the meaning ascribed thereto in Section 3.3(a).

“Competitive Activity” means, with respect to any Participant, that such Participant

(i)	enters into any Affiliation (as hereinafter defined) with any person, corporation, partnership, or other business entity or enterprise pursuant to which such Participant engages in any activities which, (x) with respect to a Participant whose employment with the Group terminated prior to such Affiliation, are competitive with or substantially similar to the principal business activities in which such Participant engaged in at any time during the 12-month period prior to the termination of the Participant’s employment with the Group or, (y) with respect to a Participant who is employed by the Group at the time of such Affiliation, the applicable Legal Entity Compensation Committee or Executive Board or Operating Committee determines in good faith are inconsistent with the best interests of the Group or which are in violation of any policy of the Company regarding the engaging in of competitive activities or

(ii)	directly or indirectly discloses any secret, confidential, or proprietary information that belongs to or concerns the Group or that such Participant learned by reason of his or her association with the Group or directly or indirectly uses any such Information to the detriment of the Group or the applicable Business Unit.

For purposes of the foregoing, an “Affiliation” with any entity or enterprise shall mean any direct or indirect interest in such entity or enterprise, whether as an officer, director, employee, partner, stockholder, sole proprietor, trustee, consultant, agent, representative, broker, finder, promoter, or otherwise; provided, however, that the acquisition of up to 5% for passive investment purposes of any class of the outstanding equity, debt securities, or other equity interests of any person, corporation, partnership, or other business entity or enterprise shall not, in and of itself, be construed as an affiliation with such person or entity or enterprise. A Participant who is asked to certify that he or she is not engaging or has not engaged in a Competitive Activity for purposes of this definition and who fails to provide such certification shall be deemed to be engaging or have engaged in a Competitive Activity. A Participant may apply in writing to the Executive Board or Operating Committee of the applicable Business Unit for a determination as to whether an activity such Participant proposes to engage in will constitute a “Competitive Activity” for purposes of this definition and such Executive Board or Operating Committee shall respond within 21 days of receipt of such application.

“Corporate Change” has the meaning ascribed thereto in Section 4.7(a).

“Credit Suisse Group Swiss Share Plan” means the Credit Suisse Group Swiss Share Plan as adopted by the Group Compensation Committee on January 31, 2002.

“CSG” has the meaning ascribed thereto in Section 1.1.

“CSG Share Award” has the meaning ascribed thereto in Section 4.1.

“Disability” means, with respect to a Participant, a termination of such Participant’s employment as a consequence of being deemed disabled under the long-term employee benefit plans of the Group applicable to such Participant.

“Dividend Equivalent” has the meaning ascribed thereto in Section 4.2.

“Early Retirement” means, with respect to any Participant who has not yet reached the age of 60, the retirement of such Participant from employment with the Group after the Participant has reached a minimum age of 50 and a minimum length of service with the Group of ten years or, in the case of a Participant who became employed by the Group at age 50 or later, the retirement of such Participant from employment with the Group after service of at least five years, or shall have such other meaning as may be specified in the applicable Business Unit Supplement.

“Employee” means a Managing Director, Managing Director Senior Advisor, Director, Member of Senior Management, Vice President, executive, or any other key employee of the Group, in each case as designated by the responsible Legal Entity Compensation Committee. Notwithstanding the foregoing, the term “Employee” shall not include independent contractors or any other persons who are not treated by the Group as employees for purposes of withholding employment taxes, regardless of any contrary governmental or judicial determination relating to such employment status or tax withholding.

“Employer” means, in the case of any Employee and any Award that company that was the direct employer of such Employee, or the holding company of such company, at the time of the grant of such Award (or each such company) or such other company (or companies) as may be designated as the Employer of any Employee or group of Employees by the responsible Legal Entity Compensation Committee or its designee.

“Group” means CSG and its Subsidiaries.

“Group Compensation Committee” has the meaning ascribed thereto in Section 1.1.

“Incentive Performance Bonus” means an annual discretionary incentive performance bonus awarded to an Employee.

“Legal Entity Compensation Committee” means,

(i)	in respect of the Credit Suisse First Boston Business Unit, the Compensation and Appointments Committee of the Board of Directors of Credit Suisse First Boston, a Swiss bank;

(ii)	in respect of the Credit Suisse Financial Services Business Unit, the Compensation and Appointments Committee of the Boards of Directors of Credit Suisse, a Swiss bank, Winterthur Swiss Insurance Company, and Winterthur Life;

(iii)	in respect of the Group Corporate Center, the Group Compensation Committee; and

(iv)	in respect of any other business unit of the Group as may from time to time be established, such entity as may be designated by the Group Compensation Committee.

“Longevity Premium Award” has the meaning ascribed thereto in Section 3.3(b).

“Master Plan Document” has the meaning ascribed thereto in Section 1.3(a).

“Normal Retirement” means, with respect to any Participant, the retirement of such Participant from employment with the Group at age 60 or later.

“OGR” means, in the case of CSG or any Business Unit, the OGR (Organizational Guidelines and Regulations), as well as any regulations issued thereunder, applicable to CSG or such Business Unit, as the case may be.

“Participant” means a person who holds an Award under the Share Plan.

“Phantom Share” means an unsecured right to receive a share of the actual stock to which such Phantom Share is linked.

“Registered Shares” has the meaning ascribed thereto in Section 3.1.

“Scheduled Settlement Date” has, in the case of any CSG Share Award, the meaning ascribed thereto in Section 4.3(a) and, in the case of any other type of Award, the meaning ascribed thereto in the applicable Award Supplement or Award Letter.

“Settlement” means,

(x)	with respect to any CSG Share Award,

(i)	the lapse of the restrictions set out in Section 5.4 on the transfer of such Award in the case of an Award consisting of a restricted Registered Share;

(ii)	the conversion of such Award to an actual Registered Share not subject to such transfer restrictions In the case of an Award consisting of a Phantom Share; or

(iii)	such other event as results in the holder of an Award holding or receiving or becoming entitled to receive, in lieu of the Award, an actual Registered Share not subject to such transfer restrictions, or cash, securities, or such other consideration as may be provided in the applicable Supplement or Award Letter,

(y) with respect to an option, that the option becomes exercisable; or

(z) with respect to any other form of Award, such event as results in the holder of such Award becoming entitled to receive, in lieu of the Award, cash, securities, or such other consideration as may be provided in the applicable Supplement or any Award Letter relating to such Award;

or shall, in the case of any Award, have the meaning ascribed thereto in the applicable Supplement or Award Letter.

“Settlement Conditions” means, with respect to any Award, that the Participant who holds such Award does not engage in any Competitive Activity or any Soliciting Activity.

“Share Compensation Table” means a table (or tables) adopted by the Group Compensation Committee in respect of any Business Unit that specifies the portion of total annual compensation of Participants who are Employees of that Business Unit that is to be awarded as Compensation Awards hereunder, as such table may from time to time be amended.

“Share Plan” means the Credit Suisse Group International Share Plan, as set out in this Master Plan Document, as from time to time amended, and as supplemented, in the case of any Participant or Award, by the Business Unit Supplement, Award Supplement, or other Supplement applicable to that Participant or Award.

“Soliciting Activity” means, with respect to any Participant, that such Participant solicits, endeavors to entice away from the Group, or otherwise interferes with the relationship of the Group with any person who was associated with the Group as an employee, consultant, or independent contractor or as a customer or client at any time during the 12-month period preceding such solicitation or interference. A Participant who is asked to certify that he or she is not engaging or has not engaged in a Soliciting Activity for purposes of this definition and who fails to provide such certification shall be deemed to be engaging or have engaged in a Soliciting Activity. A Participant may apply, in writing, to the Executive Board or Operating Committee of the applicable Business Unit for a determination as to whether an activity such Participant proposes to engage in will constitute a “Soliciting Activity” for purposes of this definition and such Executive Board or Operating Committee shall respond within 21 days of receipt of such application.

“Special Award” has the meaning ascribed thereto in Section 3.3(c).

“Subsidiary” means a subsidiary corporation as defined in Section 424(f) of the U.S. Internal Revenue Code of 1986, as amended.

“Supplement” has the meaning ascribed thereto in Section 1.3(a).

“Transaction Consideration” has the meaning ascribed thereto in Section 4.8(a).

CREDIT SUISSE GROUP

INTERNATIONAL SHARE PLAN OPTION SUPPLEMENT TO THE MASTER PLAN DOCUMENT

(AS ADOPTED ON JANUARY 31, 2002)

Section 1:     Introduction

1.1	Purpose

The Master Plan Document (the “Master Plan Document”) relating to the Credit Suisse Group International Share Plan (the “Share Plan”), as amended and restated and adopted by the Compensation and Appointments Committee of the Board of Directors (the “Group Compensation Committee”) of Credit Suisse Group (“CSG”) on January 31, 2002, provides, in Section 1 thereof, for the adoption of such Award Supplements to the Master Plan Document as the Group Compensation Committee may determine are necessary to set forth terms and conditions applicable to particular forms of Awards that are in addition to or different from the general terms set out in, but not inconsistent with the intent of, or (except as expressly approved by the Group Compensation Committee) more favorable to Participants than, the Master Plan Document. This Award Supplement to the Master Plan Document sets forth certain terms and conditions applicable to Awards that are granted pursuant to the Share Plan in the form of options to purchase Registered Shares (“Options”). This Award Supplement was approved by the Group Compensation Committee on January 31, 2002 and supersedes and replaces the Option Supplement approved by the Group Compensation Committee on January 25, 2001. In the event of any inconsistencies between the specific terms set forth herein applicable to Options and the terms set forth in the Master Plan Document, the terms set forth herein shall govern, unless the Group Compensation Committee determines otherwise.

1.2	Definitions

Terms are used herein with the meanings ascribed to them in the Master Plan Document unless otherwise defined herein.

Section 2:     Terms of Options

2.1	Identification of Options; Limitation on Option Grants

All Awards granted to Participants in the form of Options shall be clearly identified in the Award Letter as options that are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding anything to the contrary in the Master Plan Document, the maximum number of Registered Shares with respect to which Option grants may be made under the Share Plan in any calendar year to any Participant shall not exceed 300,000 Registered Shares, in the aggregate, as the same may be adjusted pursuant to the provisions of Section 3 hereof.

2.2	Exercise Price

The exercise price of any Option shall be such price as the applicable Legal Entity Compensation Committee shall determine on the date on which the Award to which such

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Option corresponds is granted; provided, that such price may not be less than the minimum price required by law.

2.3	Term and Exercise of Options

(a)	Time of Exercise. Each Option shall be exercisable on such date or dates, during such period and for such number of Registered Shares as shall be determined by the applicable Legal Entity Compensation Committee on the day on which such Option is granted and set forth in the Award Letter that relates to such Option; provided, however, that except as expressly set forth herein, no Option shall be exercisable by a Participant prior to the second anniversary of the date of grant of such Option. In addition, no Option shall be exercisable after the expiration of ten years from the date on which such Option was granted. Notwithstanding the foregoing, each Option shall be subject to earlier termination, expiration, or cancellation upon the termination, expiration, or cancellation of such Option, as provided in the Share Plan or in the Award Letter that relates to such Option, and as provided in paragraph (f) of this Section 2.3. In the event that Settlement of an Option does not take place pursuant to the provisions of the Share Plan or this Option Supplement, such Option shall terminate. “Settlement” means, as to any Option, that such Option becomes exercisable,

(b)	Scheduled Settlement of Options. In the event a Participant remains continuously employed by the Group through the second anniversary of the date of grant of any Awards consisting of Options, Settlement of such Awards shall occur on such second anniversary (the “Scheduled Settlement Date” for such Options), or on such later date as is set forth in a Participant’s Award Letter.

(c)	Settlement of Options Following Early Termination of Employment. In the event of the termination of a Participant’s employment prior to the Scheduled Settlement Date of Options granted for any year, Settlement of such Options shall take place if and to the extent provided below or as otherwise set forth in an Award Letter. For these purposes and purposes of Section 2.3(f) below, a “Notice of Breach” is a written notice delivered to a Participant informing him or her that the Company has determined in good faith that he or she has breached a Settlement Condition.

(i)	Termination of Employment as a Consequence of Death, Disability, Normal Retirement, or a Termination of Employment by the Group without Cause. If such termination of employment occurs as a consequence of the Participant’s death, Disability, or Normal Retirement or consists of a termination of employment by the Group without Cause, Settlement of all Options held by such Participant shall take place as of the date of such termination of employment.

(ii)	Termination of Employment as a Consequence of Resignation (including Early Retirement).

(x)	if such termination of employment occurs as a consequence of the Participant’s resignation (including Early Retirement) occurring less than one year after the grant of Options for any year, Settlement of 25% of such

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Options held by such Participant shall place on the second anniversary of the date of grant thereof or on such earlier date on which the Participant receives a Notice of Breach; Settlement of an additional 25% of such Options held by such Participant shall take place on such second anniversary or on such earlier date on which the Participant receives a Notice of Breach provided that the Participant continuously complied with the Settlement Conditions through the first anniversary of the grant of such Options; and Settlement of the final 50% of such Options held by such Participant shall take place on such second anniversary provided that the Participant continuously complied with the Settlement Conditions through the second anniversary of the grant of such Options. Except as expressly provided above, no Settlement of such Options shall take place at any time.

(y)	if such termination of employment occurs as a consequence of the Participant’s resignation (including Early Retirement) occurring one year or more but less than two years after the grant of Options for any year, Settlement of 50% of such Options held by such Participant shall place on the second anniversary of the date of grant thereof or on such earlier date on which the Participant receives a Notice of Breach and Settlement of the remaining 50% of such Options shall take place on such second anniversary provided that the Participant continuously complied with the Settlement Conditions through the second anniversary of the grant of such Options. Except as expressly provided above, no Settlement of such Options shall take place at any time.

(iii)	Termination of Employment with Cause. If such termination of employment consists of a termination by the Group with Cause, or, anything else herein to the contrary notwithstanding, if the Executive Board or Operating Committee of the applicable Business Unit determines that at any time prior to the termination of a Participant’s employment such Participant engaged in conduct that would have been grounds for terminating his or her employment for Cause. Settlement of such Participant’s Awards consisting of Options shall take place if and to the extent provided below or as otherwise set forth in an Award Letter

(x)	If such termination of employment for Cause is deemed to have occurred prior to the grant of Options for any year, no Settlement of such Options shall take place at any time.

(y)	If such termination of employment for Cause occurs (or is deemed to have occurred) less than one year after the grant of Options for any year, Settlement of 25% of such Options held by such Participant shall take place on the date of termination of employment. No Settlement of the remaining 75% of such Options shall take place at any time.

(z)	If such termination of employment for Cause occurs (or is deemed to have occurred) one year or more but less than two years after the grant of

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Options for any year, Settlement of 50% of such Options held by such Participant shall take place on the date of termination of employment. No Settlement of the remaining 50% of such Options shall take place at any time.

For these purposes, (x) in the event that the Executive Board or Operating Committee of the applicable Business Unit determines that at any time prior to the termination of employment a Participant engaged in conduct that would have been grounds for terminating his or her employment for Cause, such Participant’s employment shall be deemed to have been terminated with Cause effective as of the date on which the events giving rise to “Cause” first occurred, and (y) in the event that any Participant who terminates his or her employment with the Group does not provide the Group with the period of notice of such termination required by any employment contract, agreement, arrangement, or other policy applicable to such Participant, such Participant’s employment shall, anything else herein to the contrary notwithstanding, be deemed to have been terminated with Cause effective as of the date on which such Participant terminated his or her employment.

(d)	Partial Exercise. The exercise of less than all of the Options held by a Participant shall not cause the expiration, termination, or cancellation of the remaining Options held by such Participant.

(e)	Manner of Exercise. An Option shall be exercised by delivering notice in the form prescribed by CSG to CSG or to any person designated by CSG no less than three business days in advance of the effective date of the proposed exercise. Such notice shall specify the number of Registered Shares with respect to which the Option is being exercised and the effective date of the proposed exercise and shall be signed by the Participant. Payment for Registered Shares purchased upon the exercise of an Option shall be made not later than the effective date of such exercise by any method approved by the Group Compensation Committee from time to time.

(f)	Early Cancellation. In the event that, at any time after the termination of the employment of a Participant as a result of resignation (including Early Retirement) such Participant receives a Notice of Breach [as defined in Section 2.3 (c)], each outstanding Option held by such Participant shall, anything else in the Share Plan to the contrary notwithsisnding, and regardless of whether or not Settlement of such Option has occurred, terminate and be cancelled 30 days after the Participant receives such Notice of Breach. Upon the termination of the employment of a Participant by the Group for Cause, each outstanding Option held by such Participant shall, anything else in the Share Plan to the contrary notwithstanding, and regardless of whether of not Settlement of such Option has occurred, automatically terminate and be cancelled 30 days after the effective date of such termination of employment.

(g)	Securities Laws. Registered Shares transferred to a Participants upon the exercise of an Option may or may not be registered under the United States Securities Act of 1933, as amended (the “Securities Act”), and, if not so registered, shall not be permitted to be

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resold, offered for resale, or otherwise transferred unless such resale or other transfer takes place

(i)	outside the United States in an offshore transaction in accordance with Rule 904 of Regulations under the Securities Act,

(ii)	pursuant to an exemption from registration provided by Rule 144 under the Securities Act (if applicable),

(iii)	with an opinion of counsel satisfactory to CSG that such transfer may otherwise properly be made without registration under the Securities Act, or

(iv)	pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Notwithstanding anything herein to the contrary, no Registered Shares shall be issued or delivered to any Participant pursuant to the exercise of an Option if CSG determines in good faith that the issuance or delivery of such Registered Shares would violate applicable law of any jurisdiction or the rules or regulations of any exchange on which Registered Shares are traded.

2.4	Other Terms

(a)	Transfer Restrictions. Except as expressly provided in this Section 2.4(a), during the lifetime of a Participant, each Option granted to him or her shall be exercisable only by him or her. No Option shall be assignable or transferable otherwise than by will or by the laws of descent and distribution, unless otherwise provided in a Participant’s Award Letter. Notwithstanding the foregoing, a Participant may assign or transfer his or her rights with respect to any or all of the Options owned by such Participant to a trust, limited liability company, or partnership of which all of the beneficiaries, members, or partners are the transferring Participant or his or her immediate family, subject to compliance with all applicable tax, securities, and other laws and to approval by the Employer of such Participant of the documentation effecting the transfer (which approval shall not be unreasonably withheld); provided that no Option shall be assignable or transferable unless and until any proposed transferee has agreed in writing to be bound by the terms of the Share Plan (including without limitation the Master Plan Document and this Option Supplement) and any additional terms and conditions set forth in a Participant’s Award Letter as if such transferee had been an original signatory thereto and provided, further that the Group may prohibit any such assignment or transfer if it shall determine (based on the advice of counsel) that the assignment or transfer is likely to result in the occurrence of a taxable event in respect of any Option.

(b)	Master Plan Document. All the terms set out in Section 5 of the Master Plan Document (“Terms Applicable to All Forms of Awards”) shall be applicable to Options except as otherwise expressly set forth herein or in the applicable Award Letter. Holders of Options shall not be entitled to receive dividends or Dividend Equivalents in respect thereof.

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Section 3:     Adjustments

3.1	Adjustments

Notwithstanding anything to the contrary in the Master Plan Document, the Group Compensation Committee shall be authorized to take the following actions with respect to outstanding Options.

(a)	Outstanding Options — Increase or Decrease in Issued Registered Shares Without Consideration. In the event of any increase or decrease in the number of issued Registered Shares resulting from a subdivision or consolidation of Registered Shares or the payment of a stock dividend (but only on Registered Shares), or any other increase or decrease in the number of such shares effected without receipt of consideration by CSG, the Group Compensation Committee in its discretion shall proportionally adjust the number of Registered Shares subject to each outstanding Option, and the exercise price per Registered Share of each such Option if and to the extent it deems appropriate.

(b)	Outstanding Options — Certain Mergers. In the event of a merger or consolidation involving CSG as a result of which shareholders of CSG immediately prior to such transaction receive only securities of the surviving entity in such transaction, each Option outstanding on the date of such merger or consolidation shall pertain to and apply to the securities which a holder of the number of Registered Shares subject to such Option would have received in such merger or consolidation.

Notwithstanding the foregoing, the Board of Directors of CSG may, in its sole discretion, choose to accelerate the lapse of Settlement Conditions and/or Settlement of all Options held by Participants if the Board of Directors determines that such acceleration, lapse of Settlement Conditions, and/or Settlement of such Awards would be in the best interests of the Group and the Participants.

(c)	Outstanding Options — Certain Other Transactions. In the event of (1) a dissolution or liquidation of CSG, (2) a sale of all or substantially all of CSG’s assets, or (3) a merger or consolidation involving CSG in which the shareholders of CSG immediately prior to such transaction receive securities of an entity other than the surviving entity in such transaction and/or other property, including cash, the Group Compensation Committee shall have the power to:

(i)	cancel, effective immediately prior to the occurrence of such event, each Option outstanding immediately prior to such event (whether or not then exercisable and regardless of whether the Value (as defined below) of a Registered Share subject to such Option is less than, equal to or greater than the exercise price per Registered Share subject to the Option), and, in full consideration of such cancellation, pay to the Participant to whom such Option was granted an amount in cash (which may be zero), for Registered Shares subject to such Option equal to the excess, if any, of (A) the value, as determined by the Group Compensation Committee, of the property (including cash) received by the holder of a

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Registered Share as a result of such event over (B) the exercise price of such Option;

(ii)	provide for the exchange of each Option outstanding immediately prior to such event (whether or not then exercisable) for an option on or stock appreciation right with respect to, as determined by the Group Compensation Committee, some or all of the property for which Registered Shares are exchanged in such event and, incident thereto, make an equitable adjustment as determined by the Group Compensation Committee in the exercise price of the option or stock appreciation right, or the number of shares or amount of property subject to the option or stock appreciation right or, if the Group Compensation Committee so determines, provide for a cash payment to the Participant to whom such Option was granted in partial consideration for the exchange of the Option; or

(iii)	take similar action with similar effect as it may deem appropriate.

For purposes of this Option Supplement, “Value” means, for any date on or as of which the value of Registered Shares is to be determined (any such date, a “Valuation Date”), the average, for the ten trading days up to and including such Valuation Date, of the closing sale price of Registered Shares, on a spot basis, on each such day or, if no such closing sale takes place on any such day, the average of the closing bid and asked prices thereof on such day, in each case as officially reported on the Swiss Exchange.

(d)	Other Changes. In the event of any change in the capitalization of CSG or an organizational change other than those specifically referred to herein, the Group Compensation Committee may make such adjustments in the number and class of shares subject to Options outstanding on the date on which such change occurs and in the per-share exercise price of each such Option as the Group Compensation Committee may consider appropriate to prevent dilution or enlargement of rights.

(e)	No Other Rights. Except as expressly provided herein, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of CSG or any other entity. Except as expressly provided herein, no issuance by CSG of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Registered Shares subject to an Option or the exercise price of any Option.

(f)	Termination of Options. In the event that the Group Compensation Committee determines in good faith that allowing Options to remain outstanding would be inconsistent with the material interests of CSG, the Group Compensation Committee shall have the right to terminate all outstanding Options. Upon any such termination, CSG shall notify each affected Participant and shall either permit any such affected Participant to exercise his or her Options within thirty days of notification of such termination or pay the affected Participant a cash payment, with respect to each outstanding Option held by such Participant, equal to the product of (A) the excess, if

8

any, of (i) the Value of a Registered Share on the date of termination of the Option over (ii) the exercise price per share of such Option multiplied by (B) the number of shares subject to such Option.

9

CREDIT SUISSE GROUP

INTERNATIONAL SHARE PLAN ALTERNATIVE INVESTMENT AWARD SUPPLEMENT TO THE MASTER PLAN DOCUMENT

(AS ADOPTED ON JANUARY 31, 2002)

3.2	Introduction

(a)	Purpose

The Master Plan Document (the “Master Plan Document”) relating to the Credit Suisse Group International Share Plan (the “Share Plan”), as amended and restated and adopted by the Compensation and Appointments Committee of the Board of Directors (the “Group Compensation Committee”) of Credit Suisse Group (“CSG”) on January 31, 2002, provides, in Section 1 thereof, for the adoption of such Award Supplements to the Master Plan Document as the Group Compensation Committee may determine are necessary to set forth terms and conditions applicable to particular forms of Awards that are in addition to or different from the general terms set out in, but not inconsistent with the intent of, or (except as expressly approved by the Group Compensation Committee) more favorable to Participants than the Master Plan Document. This Award Supplement to the Master Plan Document sets forth certain terms and conditions applicable to Awards that may be granted pursuant to the Share Plan the value of which may vary based on changes in certain indices designated by the Group (“Alternative Investment Awards”). This Award Supplement was approved by the Group Compensation Committee on January 31, 2002 and supersedes and replaces the Alternative Investment Award Supplement approved by the Group Compensation Committee on January 25, 2001. In the event of any inconsistencies between the specific terms set forth herein applicable to Alternative Investment Awards and the terms set forth in the Master Plan Document, the terms set forth herein shall govern, unless the Group Compensation Committee determines otherwise.

(b)	Definitions

Terms are used herein with the meanings ascribed to them in the Master Plan Document unless otherwise defined herein.

3.3	Accounts

(a)	Establishment of Accounts

For each year during the term of the Share Plan for which Alternative Investment Awards are granted, the responsible Legal Entity Compensation Committee or its designee (the “Committee”) shall establish an account (the “Account”) on its books for each eligible Participant who is to receive a portion of the Compensation Awards awardable to him or her for such year in the form of Alternative Investment Awards. Each such Participant’s Account shall initially be credited with an amount equal to the amount of such Compensation Awards such Participant is to receive in the form of Alternative Investment Awards.

(b)	Alternative Investment Factors

(i)	The Committee shall from time to time select indices (“Alternative Investment Factors”) by which Participants to whom Alternative Investment Awards have been granted may elect to have a notional return to their Accounts computed, and

2

shall notify such Participants of such indices. The balance of each Participant’s Account shall be adjusted not less frequently than annually to reflect such notional return (whether positive or negative) based on the performance of the Alternative Investment Factors so selected by the Participant.

(ii)	The Committee may from time to time, in its sole discretion, change the composition or weighting of the components of an Alternative Investment Factor or discontinue one or more Alternative Investment Factors and nothing in the Share Plan or in this Alternative Investment Award Supplement shall be construed to confer on a Participant the right to continue to have any particular Alternative Investment Factor available for purposes of measuring the value of his or her Account.

(c)	Procedures

(i)	The Committee from time to time shall establish administrative rules regarding Alternative Investment Factors including, without limitation, rules as to manner in which Participants shall select Alternative Investment Factors and the number of Alternative Investment Factors that may be made available to each Participant. A Participant holding Alternative Investment Awards shall be entitled to elect the portions of his or her Account that shall be deemed allocated to specific Alternative Investment Factors at least once a year. All such elections shall be made by delivery of written elections in a form to be established by the Committee and supplied to the Participant.

(ii)	In the event a Participant ceases to designate an Alternative Investment Factor in accordance with the procedures specified by the Committee, the Participant’s Account shall be deemed allocated to a money market fund or similar fund designated by the Committee until such time as the Participant designates an Alternative Investment Factor in accordance with the applicable procedures.

(iii)	In the event an Alternative Investment Factor ceases to be available for any reason, the portion of each Participant’s Account previously deemed allocated to such Alternative Investment Factor shall be deemed allocated to a money market fund designated by the Committee during the period beginning with the date the relevant Alternative Investment Factor ceased to be available and ending with the last day of the fiscal quarter in which such date occurred (or, if later, 60 days following such date) after which time the Participant may elect to have such portion of the Account allocated to other Alternative Investment Factors.

(d)	Account Statements

Not less frequently than annually, the Committee shall furnish each Eligible Participant with a statement setting forth the fair market value of such Participant’s Alternative Investment Award. The value reflected on such statement will be based on the best information available to such Committee as of the date of such statement.

3.4	Settlement of Alternative Investment Awards

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(a)	Settlement

Settlement of Alternative Investment Awards shall take place on such dates as are set forth in the Share Plan for the Settlement of Awards in the form of Share Awards, and subject to all terms and conditions as apply to the Settlement of Share Awards under the Share Plan, or as set forth in an Award Letter relating to such Awards.

(b)	Consideration upon Settlement of an Alternative Investment Award

Alternative Investment Awards shall be settled in cash, securities, or such other property as the Committee may determine.

3.5	Other Terms

(a)	Master Plan Document

All the terms set out in Section 5 of the Master Plan Document (“Terms Applicable to All Forms of Awards”) shall be applicable to Alternative Investment Awards except as otherwise expressly set forth herein or in the applicable Award Letter. Holders of Alternative Investment Awards shall not be entitled to receive dividends or Dividend Equivalents in respect thereof.

(b)	Contractual Obligation

The obligations of a Participant’s Employer to make payments hereunder shall be contractual only and all such payments shall be made from the general assets of such Employer. Each Participant and any other person or person having or claiming a right to payments hereunder shall rely solely on the unsecured promise of the Employer, and nothing herein shall be construed to give a Participant or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Employer or in which it may have any right, title, interest now or in the future, including, without limitation, any investments that may be made by the Employer of any subsidiary thereof to hedge the obligations of such Employer hereunder (whether or not corresponding to any Alternative Investment Factors used as indices hereunder).

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CREDIT SUISSE GROUP

INTERNATIONAL SHARE PLAN CREDIT SUISSE FIRST BOSTON BUSINESS UNIT SUPPLEMENT TO THE MASTER PLAN DOCUMENT

(AS ADOPTED ON JANUARY 31, 2002)

3.6	Introduction

(a)	Purpose

The Master Plan Document (the “Master Plan Document”) relating to the Credit Suisse Group International Share Plan (the “Share Plan”), as adopted and amended and restated by the Compensation and Appointments Committee of the Board of Directors (the “Group Compensation Committee”) of Credit Suisse Group (“CSG”) on January 31, 2002, provides, in Section 1 thereof, for the adoption of Business Unit Supplements to the Master Plan Document setting forth terms of the Share Plan applicable to Participants or groups of Participants who are Employees of companies in a particular Business Unit that are in addition to or different from the terms set out in, but not inconsistent with the intent of, or (except as expressly approved by the Group Compensation Committee) more favorable to Participants than, the Master Plan Document. This document is a Credit Suisse First Boston Business Unit Supplement to the Master Plan Document setting forth terms of the Share Plan that

(A)	are applicable to Employees of companies in the Credit Suisse First Boston Business Unit and

(B)	are in addition to or different from the terms set out in, but not inconsistent with the intent of, the Master Plan Document.

(b)	Definitions

Terms are used herein with the meanings ascribed to them in the Master Plan Document unless otherwise defined herein.

(c)	Adoption; Covered Awards

This Credit Suisse First Boston Business Unit Supplement was approved by the Group Compensation Committee on January 31, 2002, and supersedes and replaces the Credit Suisse First Boston Business Unit Supplement approved by the Group Compensation Committee on January 25, 2001. The terms and conditions set forth in this Credit Suisse First Boston Business Unit Supplement shall only apply to Awards granted pursuant to the Credit Suisse Group International Share Plan on or after January 1, 2001 (including, without limitation, Longevity Premium Awards and Compensation Awards granted in calendar year 2001 with respect to calendar year 2000). All Awards granted prior to January 1, 2001 shall continue to be governed by the Credit Suisse First Boston Business Unit Supplement approved by the Group Compensation Committee on February 18, 2000.

3.7	Share Compensation Table

(a)	Business Unit Share Compensation Table

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The Share Compensation Table for the Credit Suisse First Boston Business Unit, as adopted by the Group Compensation Committee and as in effect as of January 1, 2002, is attached as Appendix A hereto.

3.8	Participation by Employees

(a)	Mandatory Awards

Each year during the term of the Share Plan, Employers in the Credit Suisse First Boston Business Unit may, if approved by the Group Compensation Committee, award a portion of the total compensation of their Employees at levels designated by the Group Compensation Committee by way of the grant of Compensation Awards to such Employees in accordance with Section 3.3(a)(i) of the Master Plan Document.

(b)	Elective Awards

Each year during the term of the Share Plan, Employers in the Credit Suisse First Boston Business Unit may, if approved by the Group Compensation Committee, permit eligible Employees at a level designated by the Group Compensation Committee to elect to receive a percentage (as determined by senior management of the applicable Business Unit) of their prospective Incentive Performance Bonuses for such year in the form of Compensation Awards in accordance with Section 3.3(a)(ii) of the Master Plan Document, subject to such terms and conditions as may be notified to eligible Employees.

3.9	Longevity Premium Awards

(a)	Grant of Longevity Premium Awards

At the time Employers in the Credit Suisse First Boston Business Unit grant Compensation Awards, they may also, if approved by the Group Compensation Committee, grant Longevity Premium Awards to Employees designated by the Group Compensation Committee, in consideration for their performance of services in the future. The number of such Longevity Premium Awards granted to any Participant at any time shall be as determined by the Group Compensation Committee and notified to such Participant, but the aggregate value thereof shall equal not more than 25% of the aggregate value of Compensation Awards granted to such Participant at such time.

3.10	Modifications to Master Plan Document

(a)	Modifications to Master Plan Document

Insofar as the Share Plan applies to Participants who are Employees of companies in the Credit Suisse First Boston Business Unit:

(i)	With respect to any such Participant, the term “Early Retirement” shall mean “Rule of 60 Early Retirement” instead of the meaning set out in Section 7 of the

3

Master Plan Document. “Rule of 60 Early Retirement” shall mean any of the following:

(A)	the retirement of such a Participant who is a Managing Director Senior Advisor after one year of service in such capacity; or

(B)	the retirement of such a Participant from employment with the Group after he or she has reached a combined age and length of service of at least 60 and a minimum length of service of ten years; or

(C)	in the case of a Participant who joined the Group at age 50 or later, the retirement of such Participant from employment with the Group after a minimum length of service of five years;

provided, however, that a Participant who seeks to take Early Retirement pursuant to the Rule of 60 or clause (ii) or (iii) above shall be required to give prior notice of at least 12 months of his or her intention to take Early Retirement and shall be required during that period of 12 months to continue to perform in accordance with normal standards, as determined in good faith by senior management of the Credit Suisse First Boston Business Unit, and provided further that, if such requirements are not met, any termination of the Participant’s employment shall be deemed to have occurred as a result of his or her resignation rather than retirement (unless such termination was by the Group with or without Cause or by reason of death or Disability, in which case such termination shall be deemed to have occurred for such reason).

In computing the length of service of a Participant who was previously employed by the Group, left, and then was re-employed by a company in the Credit Suisse First Boston Business Unit, credit shall be given for the prior service if, but only if, following the break in service the Participant has remained an employee for at least three years.

Any of the requirements required to be met to establish eligibility for Early Retirement may, in the case of any Participant, be waived by the Group Compensation Committee or such person to whom the Group Compensation Committee may have delegated its authority.

(ii)	Each such Participant shall be required to open, and by accepting Awards shall be deemed to agree that he or she shall open, as a condition to the Settlement of any of such Awards for unrestricted Registered Shares (including Registered Shares deliverable upon the exercise of Options), an account to which such Registered Shares shall be credited, such account to be opened at such entity as the Group may specify for this purpose.

3.11	Consent to Jurisdiction

(a)	Consent to Jurisdiction

Each Participant shall irrevocably submit to the jurisdiction of any New York State or Federal court sitting in the City of New York in any action or proceeding for equitable

4

relief arising out of any breach of the terms of any Award as reflected in the Share Plan or any Award Letter or to enforce the provisions of Section 6.2 below or to enforce any arbitration award. All claims in respect of any such action or proceeding shall be heard and determined, to the extent permitted by law, in such Federal court, or, if not so permitted, in such New York State court. By accepting Awards each Participant shall irrevocably waive, to the fullest extent he or she may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding.

(b)	Appointment of Agent

Each Participant shall irrevocably appoint Credit Suisse First Boston Corporation, currently located at Eleven Madison Avenue, New York, NY 10010-3829, as his or her agent to receive, on behalf of the Participant and the Participant’s property, service of copies of the summons and complaint and any other process which may be served in any such action or proceeding referred to herein. Simultaneously with the service of process referred to in the preceding sentence, the Group shall mail a copy of any such service express mail to the Participant. Such service may be made by mailing or delivering a copy of such process, addressed to the Participant in care of the aforementioned at the address set forth herein, and the Participant shall authorize and direct said agent to accept such service on his or her behalf. As an alternative method of service, each Participant shall consent to the service of any and all process in any such action or proceeding in such New York State or Federal courts sitting in the City of New York by the mailing of copies of such process to the Participant at his or her address set forth on the books and records of the Participant. A final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by law.

(c)	Preservation of Rights

Nothing herein shall affect the right of the Group, or the agent referred to herein, to serve process in any other manner permitted by law or affect the right of the Group to bring any action or proceeding described in this Section 6 against any Participant or any Participant’s property in the courts of any other jurisdiction.

(d)	No General Consent

The foregoing consent to jurisdiction and appointment of agent to receive service of process shall not constitute general consent to service of process in the State of New York and shall have no effect for any purpose except as provided above and shall not be deemed to confer rights on any person other than each Participant and the Group.

3.12	Arbitration

(a)	Participants Subject to Dispute Resolution Programs

With respect to each Participant who is, or was immediately prior to termination of employment, subject to an employment dispute resolution program, any dispute relating

5

to the Share Plan or an Award Letter arising between such Participant and the Group shall be resolved and finally settled pursuant to such dispute resolution program.

(b)	Participants Not Subject to Dispute Resolution Programs

With respect to each Participant not referred to in Section 7.1 above, any dispute or proceeding relating to the Share Plan or an Award Letter arising between such Participant and the Group shall be finally settled according to the arbitration rules of the United Nations Commission on International Trade Law (“UNCITRAL”), except as otherwise provided in the Section 7.2. The arbitration proceeding, including the rendering of an award, shall take place in London, United Kingdom, and the language of such proceeding (including written submissions by the parties) shall be English. Any provision of the English Arbitration Act or any other law that would permit or require the parties to the arbitration proceeding to take action with respect to such proceeding in any United Kingdom court shall not apply.

(c)	Notice of Arbitration; Appointment of Tribunal

In the event of any such dispute referred to in Section 7.2, the party seeking relief shall give written notice of its intention to seek resolution of such dispute to the other party. The arbitral tribunal shall be appointed within 30 days of the notice of dispute, and shall consist of three arbitrators, one of which shall be appointed by the Group, one by the Participant, and the third by the Group and the Participant, jointly; provided, however, that, if the Group and the Participant shall be unable to select the third arbitrator within such 30-day period, such third arbitrator shall be chosen by the London Court of International Arbitration (the “LCIA”), as soon as practicable following notice to the LCIA by the parties of their inability to choose such third arbitrator.

(d)	Decisions of Arbitral Tribunal

Decisions of such arbitral tribunal shall be in accordance with the laws of the State of New York (excluding the conflicts of law rules which require the application of any other law) and not on the basis of the principle of ex aequo et bono. Such decisions shall be rendered within 12 months of the commencement of the arbitration; however, nothing contained herein shall deprive the arbitral tribunal of jurisdiction in the event that the tribunal does not render an award within the time specified. Such arbitral tribunal shall state the reasons for its award. The award of such arbitral tribunal shall be final (except as otherwise provided by the laws of the State of New York and the federal laws of the United States, to the extent applicable). Judgment upon such award may be entered by the prevailing party in any state or federal court sitting in the City of New York or any other court having jurisdiction thereof, or application may be made by such party to any such court for judicial acceptance of such award and an order of enforcement.

(e)	Application of Decision

No proceeding pursuant to this Section 7 shall be binding upon or in any way affect the interests of any party other than the Group or a Participant with respect to such proceeding. The provisions of this Section 7 shall not be interpreted to preclude the right

6

of the Group to obtain equitable relief to enforce its rights under the Share Plan or any Award as reflected in the relevant Award Letter in any court of competent jurisdiction, and the request for equitable relief shall be in support of, and not in lieu of, the requirements of this Section 7 and the Group shall not be deemed to have waived any of its rights under this Section 7 by seeking such equitable relief.

(f)	Fees and Expenses

The costs for any proceeding described in Section 7.2 shall be shared equally by the parties unless the arbitral tribunal determines it more equitable to otherwise allocate such costs, provided each party shall pay the fees and expenses of its own counsel, accountants, agents, and representatives.

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Appendix A

Share Compensation Table 1)
(as in effect as of January 1, 2002)

		USD Deferred at	USD Effective	% Effective
Bonus 2)	% Deferred	Top 2)	Deferral 2)	Deferral

	MDR & DIR	MDR & DIR	MDR & DIR	MDR & DIR

USD 0-250	10.0%	USD 25.00	USD 25.00	10.0%
251-500	20.0%	USD 50.00	USD 75.00	15.0%
501-750	22.5%	USD 56.25	USD 131.25	17.5%
751-1000	25.0%	USD 62.50	USD 193.75	19.4%
1,001-2,000	27.5%	USD 275.00	USD 468.75	23.4%
2,001-3,000	30.0%	USD 300.00	USD 768.75	25.6%
3,001-4,000	32.5%	USD 325.00	USD 1,093.75	27.3%
4,001-5,000	35.0%	USD 350.00	USD 1,443.75	28.9%
5,001-6,000	37.5%	USD 375.00	USD 1,818.75	30.3%
6,001-7,000	40.0%	USD 400.00	USD 2,218.75	31.7%
7,000+ (total deferred at 40%)	40.0%			40.0%

1)	This table applies to Compensation Awards for 2001 and as otherwise set out in the Share Plan or an Award Letter. A separate Share Compensation Table may b adopted by the Group Compensation Committee for application to employees who are members of the Executive Board.

2)	Numbers are in thousands.

8

CREDIT SUISSE GROUP

INTERNATIONAL
SHARE PLAN
CREDIT SUISSE
FIRST BOSTON
ROE AWARD SUPPLEMENT TO
THE MASTER
PLAN DOCUMENT

(AS ADOPTED ON JANUARY 31, 2002)

3.13	Introduction

(a)	Purpose

The Master Plan Document (the “Master Plan Document”) relating to the Credit Suisse Group International Share Plan (the “Share Plan”), as amended and restated and adopted by the Compensation and Appointments Committee of the Board of Directors (the “Group Compensation Committee”) of Credit Suisse Group (“CSG”) on January 31, 2002, provides, in Section 1 thereof, for the adoption of such Award Supplements to the Master Plan Document as the Group Compensation Committee may determine are necessary to set forth terms and conditions applicable to particular forms of Awards that are in addition to or different from the general terms set out in, but not inconsistent with the intent of, or (except as expressly approved by the Group Compensation Committee) more favorable to Participants than, the Master Plan Document. This Award Supplement to the Master Plan Document sets forth certain terms and conditions applicable to Awards the payout on which relates to the long-term performance of the Credit Suisse First Boston Business Unit (“ROE Units”). This Award Supplement was approved by the Group Compensation Committee on January 31, 2002. In the event of any inconsistencies between the specific terms set forth herein applicable to ROE Units and the terms set forth in the Master Plan Document, the terms set forth herein shall govern, unless the Group Compensation Committee determines otherwise.

(b)	Definitions

Terms are used herein with the meanings ascribed to them in the Master Plan Document unless otherwise defined herein.

3.14	Terms of ROE Units

(a)	Value

Each ROE Unit granted to a Participant shall represent US $1,000, or such other amount as may be determined by the Group Compensation Committee and notified to recipients, of compensation at the time of grant (US $1,000 or such other amount is the “Initial Value” of a ROE Unit). Partial ROE Units may be granted.

(b)	Vesting

(i)	Vesting. ROE Units shall be subject to vesting. ROE Units awarded as Compensation Awards for any year shall vest on the following schedule: 1/3 on the first anniversary of issuance, 1/3 on the second anniversary of issuance, and 1/3 on the third anniversary of issuance; or as otherwise specified in the Award Letters relating to such Awards. ROE Units awarded as Special Awards shall vest in accordance with the foregoing schedule or as otherwise specified in the Award Letter relating to such Awards. The dates on which vesting is scheduled to occur for any ROE Units are the “Vesting Dates” for such ROE Units.

2

(ii)	Consequences of Early Termination of Employment on Vesting. The vesting of ROE Units held by a Participant shall cease from and after the time of the termination of the employment of such Participant (or the time such termination is deemed to have occurred), except that:

(A)	in the case of the termination of a holder’s employment without Cause or by reason of the holder’s death or Disability or Normal Retirement, all ROE Units held by him or her that have not previously vested shall vest;

(B)	in the case of the termination of a holder’s employment by reason of his or her Rule of 60 Early Retirement (as defined in, and subject to the terms and conditions set out in, the Credit Suisse First Boston Business Unit Supplement to the Master Plan Document), the vesting of ROE Units held by him or her shall continue in accordance with the schedule set out above, subject to the holder’s continuously complying with the Settlement Conditions through the final Vesting Date for such Awards. Such vesting shall cease from and after the time that the holder violates a Settlement Condition;

(C)	in the case of the termination of a holder’s employment by reason of his or her retirement from employment with the Group after he or she has reached a combined age and length of service of at least 45 and a minimum length of service of ten years (“Rule of 45 Early Retirement”), the vesting of ROE Units held by him or her shall continue, but (x) not in accordance with the schedule set out above but rather on a schedule that postpones by two years each Vesting Date included in the schedule above, and (y) subject to the holder’s continuing compliance with the Settlement Conditions through the applicable Settlement Date for such Awards (as determined pursuant to Section 2.3(b) below). All such vesting shall cease from and after the time that the holder violates a Settlement Condition. No holder of ROE Units shall be entitled to continue vesting pursuant to this clause (ii) unless he has given prior notice of at least 12 months of his or her intention to leave and during the period of 12 months continued to perform in accordance with normal standards, as determined in good faith by senior management of the Credit Suisse First Boston Business Unit. If such requirements are not met, any termination of the Participant’s employment shall be deemed to have occurred as a result of his or her resignation rather than Rule of 45 Early Retirement (unless such termination was by the Group with or without Cause or by reason of death or Disability, in which case such termination shall be deemed to have occurred for such reason).

(iii)	Termination of Employment with Cause. For purposes of paragraph (b) of this Section 2.2,

(A)	In the event that the termination of a Participant’s employment consisted of a termination by the Group with Cause, or, anything else herein to the

3

contrary notwithstanding, if the Credit Suisse First Boston Operating Committee determines that at any time prior to the termination of a Participant’s employment such Participant engaged in conduct that would have been grounds for terminating his or her employment for Cause, the vesting of all ROE Units held by such Participant shall be deemed to have ceased from and after the date on which the events giving rise to “Cause” first occurred.

(B)	In the event that any Participant who terminates his or her employment with the Group does not provide the Group with the period of notice of such termination required by any employment contract, agreement, arrangement, or policy applicable to such Participant, such Participant’s employment shall, anything else herein to the contrary notwithstanding, be deemed to have been terminated with Cause effective as of the date on which such Participant terminated his or her employment.

(c)	Settlement

(i)	Consequences of Settlement. “Settlement” means, in the case of a vested ROE Unit, that the holder becomes entitled to receive an amount equal to the ROE Unit Payout (as defined below) with respect thereto, computed following the end of the last fiscal year in the Performance Period (as defined below) with respect to such ROE Unit, subject to Section 2.3(c) hereof.

(ii)	Settlement Date. Settlement of vested ROE Units shall occur on or as promptly as practicable after (i) the third anniversary of the issuance of such ROE Units but in no event later than March 31 of the year in which such third anniversary occurs; or, (ii) in the event that vesting of an ROE Unit has been delayed pursuant to clause (iii) of Section 2.2(b) above, the date of such vesting, but in no event later than the 45th day following such vesting; or shall occur as otherwise set forth in the Award Letter relating thereto (the “Settlement Date”).

(iii)	Settlement in the Case of a Termination of Employment under Certain Circumstances. If a Participant’s employment with the Group (x) terminated as a consequence of the Participant’s resignation (but not Normal Retirement) or Rule of 60 or Rule of 45 Early Retirement and such Participant breached the Settlement Conditions prior to the Settlement Date for any ROE Units or (y) consisted of a termination by the Company for Cause, such Participant shall be entitled to receive upon Settlement of each of his or her ROE Units that has vested the lesser of (x) the ROE Unit Payout with respect to such ROE Unit and (y) the Initial Value of such ROE Unit.

(iv)	Definitions

(A)	The “ROE Unit Payout” with respect to a ROE Unit shall equal the amount that is determined by the Company in accordance with Annex A hereto based on the Reported Operating ROE for the Performance Period

4

with respect to such ROE Unit (or shall be determined as set forth in the Award Letter relating thereto).

(B)	The “Performance Period” with respect to ROE Units made as Compensation Awards for any year shall be the three consecutive fiscal years of Credit Suisse Group commencing with the fiscal year following the year in respect of which such Awards were granted (by way of example, if a part of a Participant’s compensation for 2001 is paid in the form of ROE Units, the Performance Period for such Awards is 2002, 2003, and 2004), or as otherwise specified in the Award Letter relating thereto. The Performance Period with respect to ROE Units that are Special Awards shall be as specified in the Award Letters relating thereto.

(C)	"Performance Period ROE” with respect to a ROE Unit shall equal (x) the sum of the Reported Operating ROEs (as defined below) for the fiscal years comprising the Performance Period for such ROE Unit, divided by (y) the number of fiscal years comprising such Performance Period.

(D)	"Reported Operating ROE” for any fiscal year shall be determined in accordance with the management reporting practices of the Credit Suisse First Boston Business Unit and shall be as set forth in the audited financial statements of Group for the applicable fiscal year. The “return” shall be after-tax net income of the Credit Suisse First Boston Business Unit, after the expense associated with the ROE Units, and before the net of tax effect of amortization of goodwill and intangibles. The “equity” shall be based on average equity allocated to the Credit Suisse First Boston Business Unit in accordance with CSG’s equity allocation methodology.

(d)	Consideration upon Settlement of a ROE Unit

ROE Units shall be settled in cash, or, in the discretion of the Group Compensation Committee, in securities or such other property as the Group Compensation Committee may determine in good faith is equal in value to the ROE Unit Payout.

(e)	Contractual Obligation

The obligations of a Participant’s Employer to make payments hereunder shall be contractual only and all such payments shall be made from the general assets of such Employer. Each Participant and any other person or person having or claiming a right to payments hereunder shall rely solely on the unsecured promise of the Employer, and nothing herein shall be construed to give a Participant or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Employer or in which it may have any right, title, interest now or in the future, including, without limitation, any investments that may be made by the Employer of any subsidiary thereof to hedge the obligations of such Employer hereunder.

(f)	Reversion of Awards

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In all cases in which the vesting of ROE Units held by a Participant ceases or the Settlement thereof is not specifically provided for hereunder, such ROE Units shall revert to the Group and the Participant shall have no further rights with respect thereto.

(g)	Other Terms

All the terms set out in Section 5 of the Master Plan Document (“Terms Applicable to All Forms of Awards”) shall be applicable to ROE Units except as otherwise expressly set forth herein or in the applicable Award Letter. The holder of an ROE Unit shall not be entitled to receive dividends or Dividend Equivalents in respect thereof.

3.15	Adjustments

(a)	Adjustments

Notwithstanding anything to the contrary in the Master Plan Document, the Group Compensation Committee shall be authorized to take the following actions with respect to outstanding ROE Units. In the event of any merger or consolidation involving CSG or the Credit Suisse First Boston Business Unit, dissolution or liquidation of CSG or the Credit Suisse First Boston Business Unit, sale of all or substantially all of CSG’s or the Credit Suisse First Boston Business Unit’s assets or any other change in the capitalization of CSG or organization of CSG or the Credit Suisse First Boston Business Unit, the Group Compensation Committee may make such adjustments to the ROE Units outstanding on the date on which such change occurs as the Group Compensation Committee may consider appropriate in its discretion to prevent dilution or enlargement of rights.

(b)	Early Termination of ROE Units and Change in Control

(i)	Early Termination of ROE Units

(A)	In the event that the Group Compensation Committee determines in good faith that allowing ROE Units to remain outstanding would be inconsistent with the material interests of CSG, the Group Compensation Committee shall have the right to terminate all or any portion of Participants’ outstanding ROE Units. Upon any such termination, CSG or the responsible Employer shall notify each affected Participant and shall make the affected Participant a cash payment with respect to each outstanding ROE Unit held by such Participant (whether or not Settlement of such ROE Unit has occurred) determined by the Group Compensation Committee by reference to Appendix A hereto based on the average Reported Operating ROE to date for the portion of the Performance Period with respect to such ROE Unit which had elapsed prior to the date of the termination of such ROE Unit. Such average Reported Operating ROE shall be determined by (x) adding the Reported Operating ROE for each completed fiscal year prior to the date of the termination of such ROE Unit and (if such termination occurs after the first fiscal quarter and before December 31 of any year) for the partial fiscal year in which such

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termination occurs (ROE for a partial fiscal year to be determined as the end of the most recently completed fiscal quarter) and then (y) dividing the sum by the number of such completed fiscal years plus a fraction equal to the number of complete fiscal quarters that have elapsed in such year of termination divided by 4; provided, that average Reported Operating ROE for this purpose shall not be less than 12% if the termination of the ROE Units is effected in connection with a Group Restructuring Event (as hereinafter defined). In lieu of making a cash payment in respect of such an ROE Unit, CSG or the responsible Employer may deliver securities or other consideration with a value that the Group Compensation Committee determines in good faith to be equivalent to the amount of the cash payment. Any securities or other noncash consideration delivered pursuant to the foregoing shall be subject to the same vesting requirements and Settlement terms and conditions as the related ROE Unit, except as may be otherwise determined by the Group Compensation Committee.

(B)	The term “Group Restructuring Event” means a business restructuring that the Group Compensation Committee determines in good faith (x) was not initiated by the Credit Suisse First Boston Business Unit and (y) has a material effect on the projected revenues or expenses of the Credit Suisse First Boston Business Unit or otherwise on the calculation of Reported Operating ROE for future periods.

(ii)	Change in Control

(A)	In the event of a Change in Control, all outstanding ROE Units shall automatically terminate and expire upon the following terms. The amount of the cash payment that would be payable with respect to each outstanding ROE Unit held by each Participant shall be determined by the Group Compensation Committee by reference to Appendix A hereto based on the average Reported Operating ROE to date for the portion of the Performance Period with respect to such ROE Unit which had elapsed prior to the date of the termination of such ROE Unit (the “Change in Control ROE Payout Amount”). Average Reported Operating ROE shall be determined for this purpose by (x) adding the Reported Operating ROE for each completed fiscal year prior to the date of the termination of such ROE Unit and (if such termination occurs after the first fiscal quarter and before December 31 of any year) for the partial fiscal year in which such termination occurs (ROE for a partial fiscal year to be determined as the end of the most recently completed fiscal quarter) and then (y) dividing the sum by the number of such completed fiscal years plus a fraction equal to the number of complete fiscal quarters that have elapsed in such year of termination divided by 4; provided, however, that average Reported Operating ROE for this purpose shall in no event be less than 12%. Each Participant shall be entitled, with respect to each outstanding ROE Unit held by such Participant, to a number of Phantom Shares linked to Registered Shares pursuant to the Share Plan equal to the quotient

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obtained by dividing the Change in Control ROE Payout Amount by the Change in Control Registered Share Value (as such term is hereinafter defined). Such Phantom Shares shall be subject to the same vesting requirements and Settlement terms and conditions as the related ROE Unit and shall otherwise be subject to the terms and conditions applicable to Phantom Shares issued as Compensation Awards pursuant to the Master Plan Document, except as may be otherwise determined by the Group Compensation Committee. Without limiting the generality of the preceding sentence, such Phantom Shares may be adjusted in the manner contemplated by Section 5.5 of the Master Plan Document.

(B)	The “Change in Control Registered Share Value” shall mean the average closing price of a Registered Share for the ten trading days preceding the public announcement of the transaction constituting (or, in the case of an event described in clause (iii) of the definition of the term Change in Control (i.e., a change in the membership of the Board of Directors of CSG), giving rise to) the Change in Control, as determined by the Group Compensation Committee in good faith.

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Appendix A
ROE Unit Payout Table*

*	This table applies to ROE Units granted as Compensation Awards for 2001 and as otherwise set out in the Share Plan or an Award Letter. Payouts assume an Initial Value for each ROE Unit of US $1000; adjustments will be necessary in the case of an ROE Unit with a different Initial Value. Payout in the case of a partial Unit is determined based on the portion of a whole Unit the partial Unit represents.

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